Exhibit 5.1

Tel.: +1 212 593 4916 Fax: +1 212 593 7144 E-mail: jaime.pereda@uria.com

Banco Santander, S.A.

Ciudad Grupo Santander, Avenida de Cantabria s/n

28660 Boadilla del Monte Madrid

Spain

Santander Issuances, S.A.U.

Ciudad Grupo Santander, Avenida de Cantabria s/n

28660 Boadilla del Monte Madrid

Spain

Madrid, 19 November 2015

Dear Sirs,

Series 26 Subordinated Debt Securities Santander Issuances, S.A. Unipersonal due November 2025 guaranteed by Banco Santander, S.A.

We have acted as Spanish counsel to Banco Santander, S.A. (the “Bank” or the “Guarantor”) and Santander Issuances, S.A. Unipersonal (“Santander Issuances” or the “Company”) for purposes, among others, of issuing a legal opinion addressed to you in connection with the issuance by the Company of Series 26 Subordinated Debt Securities Santander Issuances, S.A. Unipersonal due November 2025 (the “Notes”) pursuant to the Bank’s, the Company’s and Santander US Debt, S.A.U.’s registration statement on Form F-3 dated October 13, 2015 (the “Registration Statement”) filed with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933, as amended. The Notes will be fully and unconditionally guaranteed by the Bank on a subordinated basis.

A.	Documents and information reviewed

In arriving at our opinions, we have reviewed the documents and information listed in the Schedule 1 (the “Documents”).

B.	Assumptions

Our opinions are based on the following assumptions:

(a)	All signatures, stamps and seals in the Documents reviewed are genuine.

(b)	The original Documents we have received are authentic and complete. Any copies we have received are complete and correspond to the originals.

(c)	The drafts of the Documents reviewed are the same as the Documents finally subscribed and approved.

(d)	All the parties to the Transaction Documents (other than the Bank and the Company) were duly incorporated and validly exist under the laws of their respective countries of incorporation.

(e)	All the parties (other than the Bank and the Company) have the power and authority to execute, and have duly executed, the Transaction Documents, such execution will bind such parties and the performance thereof is within the capacity and powers of each of the parties thereto (other than the Bank and the Company).

(f)	Each person who signed the Transaction Documents on behalf of the Bank and/or the Company had the legal capacity (capacidad de obrar) to do so at the time.

(g)	All the documents that should have been filed with the Commercial Registry of Cantabria by the Bank and with the Commercial Registry of Madrid by the Company had been filed on the date of our search, and subsequent to this no other documents have been submitted nor have any registrations taken place that could bear any relevance on the opinions expressed in this letter. The content of the certifications issued by the Commercial Registry of Cantabria in relation to the Bank on 5 November 2015 and by the Commercial Registry of Madrid in relation to the Company on 23 September 2015 and the online excerpts downloaded on 19 November 2015 from the website of the Spanish Central Commercial Registry (www.rmc.es) in relation to the Bank and the Company accurately reflect the entries in the relevant registry. The information held at the Commercial Registry is assumed to be correct and valid pursuant to article 7 of the Commercial Registry Rules (Reglamento del Registro Mercantil).

(h)	The certificates reviewed are true and accurate and correspond to resolutions that have been validly approved in duly convened, constituted and quorate meetings.

(i)	There are no contractual or other limitations that any of the parties are bound by and that are included in any document that we have not reviewed but that could affect this opinion, nor are there any agreements between any of the parties to the Documents which fully or partially annul, modify or supersede the contents of such Documents.

(j)	There are no decisions or resolutions adopted or passed by the corporate bodies of the Bank and/or the Company that revoke or amend the decisions and resolutions reviewed.

(k)	There are no factual circumstances that have not been disclosed to us and that could affect our conclusions.

(l)	The articles of association (estatutos sociales) of the Bank and the Company that we have reviewed are those in force on today’s date.

(m)	The Transaction Documents and the Global Notes governed by the laws of a jurisdiction other than Spain constitute legal, valid, binding and enforceable obligations for the respective parties thereto under such laws.

(n)	The obligations deriving from the Transaction Documents and the Global Notes that must be complied with in a jurisdiction other than Spain, or that could be affected in any way by the laws of such other jurisdiction, will not be invalid or

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ineffective by virtue of the said laws, or contrary to such other jurisdiction’s public policy.

(o)	The transactions described in, contemplated in, or financed under the Transaction Documents are not contrary to the Bank’s or the Company’s corporate interest (interés social); the Bank’s and the Company’s directors have fulfilled their duty of care (deberes de diligencia y lealtad); and the issue of the Notes is justified in the best corporate interest (interés social) of the Bank and the Company.

(p)	(a) neither the Bank nor the Company is unable to pay its respective debts according to article 2 et seq. of Law 22/2003 of 9 July on Insolvency, as amended (the “Insolvency Law”); (b) neither the Bank nor the Company will be unable to pay its respective debts according to article 2 of the Insolvency Law as a consequence of performing its obligations under the Transaction Documents; (c) no insolvency petition (concurso) has been filed by the Bank or the Company; (d) neither the Bank nor the Company has sent a communication to the competent court under article 5 bis of the Insolvency Law; (e) no insolvency or administrative receiver has been appointed to oversee any of the assets of the Bank or the Company; (f) neither the Bank nor the Company falls under any ground for winding-up as set out in article 363 of the Spanish Companies Law, approved by Royal Legislative Decree 1/2010 of 2 July, as amended; and (g) the Bank is not in a situation that could determine the application of early intervention or resolution measures pursuant to Law 11/2015, of June 18, for the recovery and resolution of credit institutions and investment firms.

(q)	The Global Notes (including the Guarantees attached thereto) have been issued, authenticated and deposited in the State of New York.

(r)	The Notes will be admitted to trading on the New York Stock Exchange.

(s)	All voting rights of the Company belong to the Bank and the exclusive activity of the Company is the issuance of preferred shares or other financial instruments.

(t)	The proceeds of the issuance of the Notes, net of management and issuance costs, will be permanently invested with the Bank and directly assigned to the risks and financial situation of the Bank and its group.

(u)	The Notes will be originally registered with a clearing and settlement system located outside Spain that is recognized by Spanish law or by the law of another OECD country.

(v)	The Notes qualify as debt instruments pursuant to the applicable Spanish accounting rules and regulations.

Where we have not independently verified facts material to the opinions, we have examined and relied on certificates issued by duly authorised representatives of the Bank or the Company, as the case may be.

C.	Opinion

We do not represent ourselves to be familiar with the laws of any jurisdiction other than Spain as they stand at present and therefore express no opinion on matters arising under any

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laws other than the laws of Spain currently in force. This legal opinion is issued on the basis that all related-matters will be governed by, and construed in accordance with Spanish law, and that all matters between the addressees of this legal opinion and ourselves (in particular, those regarding interpretation) will be brought before the Spanish courts.

Our involvement in the transaction described has been limited to our role as Spanish counsel to the Bank and the Company, and we therefore assume no obligation to advise any other party to the transaction. Furthermore, we assume no obligation to advise you or any other party of any changes to the law or facts that may occur after today’s date, regardless of whether they affect the legal analysis or conclusions in this legal opinion.

Legal concepts are expressed in the documents in English terms and may not be identical or equivalent to the Spanish legal terms used.

Based on the above, and subject to the additional exceptions, limitations and qualifications set out below, it is our opinion that:

1.	Incorporation and existence

Each of the Bank and the Company was duly incorporated and validly exists as a “sociedad anónima” under the laws of Spain.

2.	Corporate power

2.1.	The Company has the required corporate power to issue the Notes.

2.2.	The Guarantor has the required corporate power to execute the Guarantee.

3.	Corporate action

3.1.	The issuance of the Notes has been duly authorised by all the necessary corporate actions of the Company.

3.2.	The execution of the Guarantee has been duly authorised by all the necessary corporate actions of the Guarantor.

D.	Qualifications

The opinions above are subject to the following:

(i)	In the absence of case law or even settled academic doctrine on certain matters, it is impossible to rule out the possibility that a Spanish court would have a different interpretation.

(ii)	Our opinions are subject to the effects and outcome of transactions that may derive from insolvency, pre-insolvency or any other similar proceedings that affect creditors’ rights generally as well as to any principles of public policy (orden público).

(iii)	We offer no opinion on the financial or economic reasonableness of the Transaction Documents or the transaction described herein.

This legal opinion is rendered to the addressees identified in this letter and in connection with the transactions described above. This legal opinion is not to be used, circulated, quoted or referred to in any other way or for any other purpose, and no persons other than its addressees may make decisions based on it, nor may they claim any liability for

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its content without our prior written consent. Notwithstanding the foregoing, we hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 6-K to be incorporated by reference in the Registration Statement and to the use of our name under the caption “Legal Opinions” in the Base Prospectus and in the Prospectus Supplement. In giving this consent, we do not admit that we are experts under the Securities Act or the rules and regulations of the United States Securities and Exchange Commission issued thereunder with respect to any part of the Registration Statement, including this opinion.

This opinion shall be governed exclusively by Spanish law and the courts of the city of Madrid (Spain) shall have exclusive jurisdiction to settle any dispute relating to this opinion.

Yours faithfully,

/s/ Jaime Pereda

Jaime Pereda

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Schedule 1.- Documents and information reviewed

(a)	The information on the Bank publicly available on the website of the Spanish Central Commercial Registry (www.rmc.es) as of 19 November 2015;

(b)	the information on the Company publicly available on the website of the Spanish Central Commercial Registry (www.rmc.es) as of 19 November 2015;

(c)	a copy of the articles of association (estatutos sociales) of the Bank as publicly available at the website of the Bank (www.bancosantander.es), on 19 November 2015;

(d)	a certification with respect to the Bank regarding its due existence and the composition of its Board of Directors issued by the Commercial Registry of Cantabria on 5 November 2015 and a literal certification with respect to the Company issued by the Commercial Registry of Madrid on 23 September 2015, including the articles of association (estatutos sociales) of the Company;

(e)	a copy of a certification of certain resolutions approved by the Executive Commission of the Bank at its meeting held on 28 September 2015;

(f)	a copy of a certification of certain resolutions adopted by the Bank as sole shareholder (accionista único) of the Company on 28 September 2015;

(g)	a copy of a certification of certain resolutions approved by the Board of Directors of the Company at its meeting held on 28 September 2015;

(h)	a copy of a certificate of certain resolutions adopted by the Executive Committee of the Bank on 26 October 2015 approving, among others, the granting of the Guarantee (as defined below);

(i)	a copy of a certificate of the resolution adopted by the Bank as sole shareholder (accionista único) of the Company on 12 November 2015 approving, among others, the issuance of the Notes and authorizing the Board of Directors of the Company to issue the Notes;

(j)	a copy of a certificate of the resolutions adopted by the Board of Directors of the Company on 12 November 2015 approving, among others, the issuance of the Notes;

(k)	a copy of the notarial deed of issuance of the Notes (escritura pública de emisión) granted on 12 November 2015, before the Notary Public of Madrid Mr. Miguel Ruiz-Gallardón García de la Rasilla, by the Bank and the Company;

(l)	a copy of the subordinated debt securities indenture dated 19 November 2015 entered into by the Bank, the Company and The Bank of New York Mellon, London Branch (the “Base Indenture”), which includes the subordinated guarantee granted by the Bank in respect of the Notes (the “Guarantee”);

(m)	a copy of the first supplemental indenture to the Base Indenture dated 19 November 2015 entered into by the Bank, the Company and The Bank of New York Mellon, London Branch (the “First Supplemental Indenture” and together with the Base Indenture, the “Subordinated Indenture”);

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(n)	a copy of the global notes evidencing the Notes dated 19 November 2015 (the “Global Notes”);

(o)	a copy of the Registration Statement which includes a base prospectus (the “Base Prospectus”) dated 13 October 2015;

(p)	a copy of the preliminary prospectus supplement prepared in connection with the issuance of the Notes dated 12 November 2015; and

(q)	a copy of the final prospectus supplement prepared in connection with the issuance of the Notes dated 12 November 2015 (the “Prospectus Supplement”).

The Subordinated Indenture (including the Guarantee included in the Base Indenture) and the Notes will be hereinafter collectively referred to as the “Transaction Documents”.

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